Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Larry J. Miller President and CEO 717-747-1500 lmiller@peoplesbanknet.com

Dotzel and Hines Join Local Bank Boards

Principal/Practicing CPA and The York Water Company CEO Assume Director Roles

York, Pennsylvania (November 14, 2011) – Rodney L. Krebs, Chairman of the Boards of Directors of Codorus Valley Bancorp, Inc. (NASDAQ: CVLY) and PeoplesBank, A Codorus Valley Company, is pleased to announce that Cynthia A. Dotzel, CPA and Jeffrey R. Hines, P.E. have joined the Boards of Directors of both companies.

Ms. Dotzel currently serves as Principal and practicing CPA for SF & Company, CPAs and Business Advisors.

Mr. Hines currently serves as President and Chief Executive Officer of The York Water Company (NASDAQ: YORW).

Both Ms. Dotzel and Mr. Hines are actively involved in leadership roles with many civic and charitable organizations, as noted, and many other non-profit entities throughout the area. Ms. Dotzel serves as Director and Chairperson of the YMCA-York, Director of the York County Heritage Trust, and Director of The York Water Company. Mr. Hines serves as Director of the Martin Memorial Library, Director of the Junior Achievement of South-Central Pennsylvania, Director of the National Association of Water Companies, and Trustee of York College of Pennsylvania.

“We are delighted that Cindy and Jeff have joined our company,” said Mr. Krebs. “We look forward to their counsel and leadership as we continue to serve the needs of our clients, neighbors and friends.”

“Ms. Dotzel and Mr. Hines are highly regarded and well known to the business community,” commented Larry J. Miller, President and CEO of PeoplesBank. “Their commitment to and active involvement within the York community certainly mirrors that of our company and our employees.”

PeoplesBank, A Codorus Valley Company, is a wholly-owned subsidiary of Codorus Valley Bancorp, Inc., the largest independent financial institution headquartered in York County. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at eighteen financial centers conveniently located in communities throughout York County, Pennsylvania and Baltimore, Harford, and Carroll Counties in Maryland.

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